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                                                                   Exhibit 10.13

June 13, 2001

PRIVATE AND CONFIDENTIAL
Attention Leonid Minkovski - CEO, Lucky Billion

Dear Sirs,

RE: Exclusive Processing Arrangement between Playstar Corporation and Feintech
    Data Ltd. d.b.a. LuckyBillion.com Ltd.

We are writing to you to confirm the Playstar Corporation ("Playstar") an Antigua Corporation is prepared to enter into an exclusive credit card processing agreement ("Exclusive Processing Agreement") with Feintech Data Ltd. d.b.a. LuckyBillion.com Ltd. ("Lucky") a Belize Corporation on the basis substantially as outlined in this letter of intent. The following sets out the principal terms on the proposed transaction:

Whereas, Playstar is a publicly traded company, listed on the NASDAQ over-the-counter bulletin board market, under the ticker symbol PLAYF, and Whereas Playstar has a total authorized share capital of 100 million common shares, of which 75 are issued and outstanding, and 1 million preferred shares, of which none are issued and outstanding.

Proposal

Lucky hereby agrees to exclusively utilize the credit card processing services ("Playstar Services") of Playstar Processing Ltd., a wholly owned subsidiary of Playstar, for all credit card transactions involving the operation of a lottery on the Internet under the business name of LuckyBillion.com Ltd. Using the internet address LuckyBillion.com.

Playstar undertakes and agrees to provide credit card processing services to Lucky at processing rates and terms equal to or less than the lowest rate(s) and terms charged at any time during the Initial Term (defined below) or Renewal Term (defined below), as the case may be, by recognized providers of credit card processing services for Internet Gaming Operations. In the event the Playstar initiates a processing agreement with an external processing company in order to match the lowest market rate(s) and terms, Lucky agrees that Playstar may increase the processing rate by .25 of 1 percent in order to make a profit.

1. Consideration

Within ten (10) days after the execution hereof, PlayStar shall irrevocably issue and deliver to Lucky and/or its designees 15,000,000 of its ordinary shares free and clear of any liens, claims or encumbrances. PlayStar shall promptly register the shares so that they can be resold or transferred by Lucky and/or its designees without any restriction(s). The registration of said shares is to be completed with a matter of urgency. In the event that, at any time after the issuance of the shares to Lucky, PlayStar issues additional ordinary shares to any person other than Lucky or its affiliates so that the number of outstanding ordinary shares of PlayStar exceeds 100,000,000, than after each such issuance, PlayStar shall issue to Lucky a number of additional ordinary shares determined





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by multiplying the number of ordinary shares to be issued by a fraction, the numerator of which is the number of shares owned by Lucky on the date of such issuance (exclusive of any shares issued to Lucky pursuant to the option described herein or any other shares acquired by Lucky other than pursuant to the terms of this Agreement) and the denominator of which is the number of issued and outstanding ordinary shares of Playstar immediately before the applicable issuance (exclusive of any shares issued to Lucky pursuant to the option described herein). Playstar shall promptly register the ordinary shares to be issued to Lucky so that such shares can be resold by Lucky and/or its designees.

Within sixty (60) days past the execution of this agreement PlayStar shall provide to Lucky an irrevocable option ("Option) to acquire five million (5,000,000) ordinary shares of PlayStar, at a strike price of $0.10 per share, exercisable in part or whole by Lucky at any time within two (2) years from issuance of such option. Playstar shall include the shares subject to the option in its registration statement so that such shares can be sold or transferred without any restriction(s) by Lucky and/or its designees.

2. Term and Termination

The Term of this Agreement shall be for a period of two (2) years ("Initial Term") commencing as at the date of Lucky's launch, and the term shall automatically extend for further periods of one (1) year each (each a "Renewal Term"), except that either party may terminate this Agreement at any time past expiry of the Initial Term, by giving the other party sixty (60) days written notice of same.

Either Party may terminate the Exclusive Processing Agreement at any time upon immediate written notice if the other party becomes bankrupt or insolvent, or for any reason ceases to carry on business facilitating or requiring credit card transactions for a period in excess of fifteen (15) days.

3. Board of Directors

At anytime hereafter, and from time to time, starting from the date of full execution hereof, Lucky shall have the unrestricted right to appoint a director ("Director") or outside observer ("Observer") to the Board of Directors of Playstar and Playstar shall accept and implement such appointment. Such Director or Observer shall be paid and provided with the same incentives and remunerations as all other directors of Playstar.

4. Marketing and Co-Branding

The Parties agree that Lucky will on best efforts basis identify and refer to Playstar Processing as its exclusive credit card processor on its web page(s), in all media publications, advertising materials and marketing schemes.

5. Publicity

All public notices to third parties and all other publicity concerning the transactions contemplated by this letter of intent shall be jointly planned and co-ordinated by Playstar and Lucky and no party shall act unilaterally in this regard without the prior approval of the other party (such approval shall not be unreasonably withheld),




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except where required to do so by law or by the applicable regulations or policies of any governmental or other regulatory agency of competent jurisdiction or any stock exchange in circumstances where prior consultation with the other party is not practicable.

6. Disruptions

The Parties acknowledge that from time to time, as a result of supplier failures such as delay in delivery or loss of Internet connection, or acts of God, the services provided under the Exclusive processing Agreement by Playstar may be temporarily disrupted. Lucky acknowledges and agrees that neither Playstar nor any of its members, shareholders, directors, officers, employees or representatives shall be liable to Lucky or any of the Lucky's customers for any special, indirect, consequential, punitive or exemplary damages, or damages for loss of profits or savings, in connection with these temporary disruptions unless such disruptions shall arise as a result of negligence or causal act of omission or commission on the part of Playstar.

7. Governing Law and Arbitration

Any dispute in connection with the Exclusive Processing Agreement shall be settled by arbitration in accordance with the Laws of Antigua, provided, however, should any dispute arise under the Exclusive Processing Agreement, the parties shall endeavor to settle such dispute amicably between them. In the event that the parties fail to agree upon an amicable solution, such dispute shall be finally determined by arbitration as aforesaid. This Exclusive Processing Agreement shall be governed by and construed in accordance with the laws of Antigua.

8. Good Faith

The parties acknowledge to one another that each respectively intends to perform its obligations as specified in the Exclusive Processing Agreement in good faith and will mutually assist and support each other and its consultants, wherever possible, in the development of each party's product(s) and/or service(s) in the interest of helping to maximize its success.

9. Parties to Act Reasonably

The parties agree to act reasonably in exercising any discretion, judgment, approval or extension of time that may be required to affect the purpose and intent of the Exclusive Processing Agreement. Whenever the approval or consent of a party is required under the Exclusive Processing Agreement such consent shall not be unreasonably withheld or delayed.

10. Time

Time to be of the Essence.


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11. Further Assurances

Upon mutual agreement involving additional terms of the Exclusive Processing Agreement, each of the parties hereto hereby covenants and agrees to execute such further documents and instruments necessary to implement and carry out the intent of Exclusive Processing Agreement.

12. Prior Agreements

Except as specifically provided for herein, this Letter of Intent contains all of the terms agreed upon by the parties with respect to the subject matter herein and supersedes all prior agreements, arrangements and understandings with respect thereto, whether oral or written.

13. Assignment

This Letter of Intent shall not be assigned without the express written consent to the other Party.

14. General

It is understood that this Letter of Intent is a legally binding statement of our intention to proceed as outlined above,

If the foregoing proposed transaction is acceptable to you, kindly acknowledge by signing and returning the duplicate copy of this letter no later than 5:00 p.m. (Toronto time) on Monday June 11, 2001.

Yours very truly,

PLAYSTAR CORPORATION (Antigua)



Per:    /s/  Glynn Grummett
      --------------------------------------

         Glynn J Grummett
         Director
         Secretary, Treasurer


I have the sole, irrevocable authority to sign on behalf of Playstar to the terms hereto.

Agreed to and accepted this 11th day of June, 2001.


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LUCKYBILLION.com Ltd. (Belize)
Per:    /s/  Ronen I. Lazar
     ------------------------------
         Ronen I. Lazar

I have the sole, irrevocable authority to sign on behalf of LuckyBillion.com Ltd. (Belize) to the terms hereto.






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